Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE PEPSI BOTTLING GROUP, INC.
     The name of the corporation is The Pepsi Bottling Group, Inc., which is the name under which the corporation was originally incorporated, and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of Delaware is January 6, 1999.
     FIRST: The name of the corporation is The Pepsi Bottling Group, Inc., hereinafter referred to as the “Corporation.”
     SECOND:
(a)	The Corporation shall have authority to issue 920,100,000 shares, with a par value of $.01 per share, of which (i) 900,000,000 shares shall be Common Stock, and 100,000 shares shall be Class B Common Stock (the Common Stock and the Class B Common Stock being collectively referred to herein as the “Capital Stock”), and (ii) 20,000,000 shares shall be shares of Preferred Stock (the “Preferred Stock”).

(b)	Preferred Stock. The Board of Directors is authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the voting powers (if any) and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Delaware General Corporation Law (“DGCL”); provided, however, that no holder of any Preferred Stock shall be authorized or entitled to receive upon involuntary liquidation of the Corporation an amount in excess of $100 per share of Preferred Stock.

(c)	Capital Stock.
(1)	Except as otherwise set forth below in this Article SECOND, the relative powers, preferences and participating, optional or other special rights, and the qualification, limitations or restrictions of the Common Stock and Class B Common Stock shall be identical in all respects.

(2)	Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Capital Stock, including distributions pursuant to stock splits or divisions of Capital Stock of the Corporation, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Common Stock and Class B Common Stock so distributed on each share shall be equal in number. Neither the shares of Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(3)	At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to 250 votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Amended and Restated Certificate of Incorporation, the holders of Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, holders of Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the rights of the Common Stock; provided that, for the foregoing purposes, any provisions for the voluntary, mandatory or other conversion or exchange of the Class B Common Stock into or for Common Stock on a one for one basis shall be deemed not to adversely affect the rights of the Common Stock. Except as otherwise provided by law, and subject to any rights of the holders of Preferred Stock, the provisions of this Amended and Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes cast by the holders of the Common Stock and the Class B Common Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this Amended and Restated Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Common Stock voting together as a single class as hereinbefore provided.

(4)	Each share of Class B Common Stock held by PepsiCo, Inc. and its subsidiaries, affiliates and divisions (collectively “PepsiCo”) shall, at PepsiCo’s option, be convertible into one share of Common Stock. Any share of Class B Common Stock transferred by PepsiCo to any person or entity other than a PepsiCo affiliate or subsidiary will automatically be converted into shares of Common Stock upon such transfer.

(5)	In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Capital Stock, and the holders of Common Stock and the holders of Class B Common Stock will be entitled to receive the same amount per share in respect thereof.

(6)	Except as shall otherwise be approved by a majority of the votes cast by the holders of each class of Capital Stock voting separately as a class, in case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation in which shares of Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Common Stock shall be entitled to receive with respect to such shares the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Common Stock.
     THIRD: The address of the registered office of the Corporation in the State of Delaware is 1013 Center Road, Wilmington, New Castle County, Delaware 19805 and the name of its initial registered agent at such address is Corporation Service Company.

     FOURTH:
(a)	No holder of any shares of the Corporation, whether now or hereinafter authorized, shall have any preemptive right to subscribe for or to purchase any shares or other securities of the Corporation, nor have any right to cumulate his votes for the election of directors.

(b)	Except as otherwise provided in paragraph (c) below or in any other provision of this Amended and Restated Certificate of Incorporation, at all meetings of the stockholders of the Corporation, a quorum being present, all matters including the election of directors shall be decided by a majority of the votes cast.

(c)	If the number of nominees for any election of directors nominated (i) by the Board of Directors, or (ii) any stockholder, or (iii) a combination of nominees by the Board of Directors and any stockholder, exceeds the number of Directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present shall be elected.
     FIFTH: The Corporation shall have the authority to carry on any business, whether manufacturing or otherwise, and to have and exercise all the powers conferred upon corporations formed under the DGCL.
     SIXTH: The following provisions are intended for the management of the business and the regulation of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation of the powers conferred by statute:
(a)	The Board of Directors shall have the exclusive power and authority to direct management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision, and which are customarily exercised by the board of directors of a public company. In furtherance of the foregoing, but without limitation, the Board of Directors shall have the exclusive power and authority to: (a) elect all executive officers of the Corporation as the Board may deem necessary or desirable from time to time; (b) fix the compensation of such officers; and (c) fix the compensation of directors.

(b)	The number of directors constituting the Board of Directors shall not be less than two nor more than fifteen, as may be fixed from time to time by resolution duly adopted by the Board of Directors. The only qualifications for directors of the Corporation shall be those set forth in this Amended and Restated Certificate of Incorporation and in the Company’s Director Independence Policy. Directors need not be residents of the State of Delaware.

(c)	A vacancy occurring on the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of directors, may only be filled by a majority of the remaining directors or by the sole remaining director in office. In the event of the death, resignation, retirement, removal or disqualification of a director during his elected term of office, his successor shall serve until the next stockholders’ meeting at which directors are elected.

(d)	The Board of Directors may adopt, amend or repeal the Corporation’s Bylaws, in whole or in part, but any Bylaws made by the Board of Directors may be altered, amended or repealed by the stockholders entitled to vote.

(e)	The Corporation may in its Bylaws confer upon directors powers additional to the foregoing and the powers and authorities conferred upon them by statute.

(f)	The Board of Directors may create and make appointments to one or more committees of the Board, comprised exclusively of directors, who will serve at the pleasure of the Board and who may have and exercise such powers of the Board in directing the management of the business and affairs of the Corporation as the Board may delegate, in its sole discretion, consistent with the provisions of the DGCL and this Amended and Restated Certificate of Incorporation. The Board of Directors may not delegate its authority over the expenditure of funds of the Corporation except to a committee of the Board and except to one or more executive officers of the Corporation elected by the Board.

     SEVENTH:
(a)	PepsiCo shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and except as provided in paragraph (b) below, neither PepsiCo nor any officer, director, or employee thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of PepsiCo or of such person. In the event that PepsiCo acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both PepsiCo and the Corporation, PepsiCo shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that PepsiCo pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(b)	In the event that a director or officer of the Corporation, who is also a director or officer of PepsiCo, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and PepsiCo, such director or officer shall have fully satisfied and fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that PepsiCo pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation, if such director or officer acts consistent with the following:
(i)	a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director of PepsiCo, shall belong to the Corporation; (ii) a corporate opportunity offered to any person who is a director of the Corporation, and who is also a director or officer of PepsiCo shall belong to the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and otherwise shall belong to PepsiCo; and (iii) a corporate opportunity offered to any person who is an officer of both the Corporation and PepsiCo shall belong to the Corporation.
     EIGHTH:
(a)	The Corporation shall, to the fullest extent from time to time permitted by law, indemnify its directors, officers, employees and agents against all liabilities and expenses in any suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Corporation, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities. The Corporation shall likewise and to the same extent indemnify any person who, at the request of the Corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

(b)	The right to be indemnified hereunder shall include, without limitation, the right of a director or officer to be paid expenses in advance of the final disposition of any proceedings, upon receipt of an undertaking to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified hereunder.

(c)	A person entitled to indemnification hereunder shall also be paid reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to the indemnification granted hereunder.

(d)	The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(e)	The Board of Directors may take such action as it deems necessary or desirable to carry out these indemnification provisions, including without limitation adopting procedures for determining and enforcing the rights guaranteed hereunder, and purchasing insurance policies; and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

(f)	Neither the amendment or repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce any right to indemnification afforded by this Article to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.
     NINTH: To the full extent from time to time permitted by law, no person who is serving or who has served as a director of the Corporation shall be personally liable in any action for monetary damages for breach of any duty as a director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article with respect to any matter which occurred prior to such amendment, repeal or adoption.
     TENTH: The provisions of Section 203 of the DGCL shall not be applicable to the Corporation.
     ELEVENTH: Except as may be otherwise determined by the Board of Directors, the stockholders of the Corporation shall have access as a matter of right only to the books and records of the Corporation as may be required to be made available to qualified stockholders by the DGCL.
     TWELFTH: To the extent that there ever may be inconsistency between this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation as may be adopted or amended from time to time, this Amended and Restated Certificate of Incorporation shall control.
     THIRTEENTH: This Amended and Restated Certificate of Incorporation is duly adopted in accordance with Section 245 of the DGCL.
     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 28th day of May, 2008.

/s/ Steven M. Rapp
Steven M. Rapp
Senior Vice President, General Counsel and Secretary